FOR  ADDITIONAL INFORMATION:
                                                                   Dan Lacy
                                                             (606) 815-3148

                                                      FOR IMMEDIATE RELEASE
                                                           March 27, 2000

Ashland Inc. announces
exact distribution ratio

         Covington, Ky. - Ashland Inc. (NYSE: ASH) announced today that the precise number of Arch Coal, Inc. shares distributed per Ashland share will be 0.246097. On March 16, the Ashland board of directors approved the distribution and estimated a distribution ratio of 0.2458 per share. The distribution of these shares is expected to be completed on March 29. Fractional shares will be paid in cash.
         The last day of trading the "when issued" Ashland shares will be March 29. Beginning March 30, and thereafter, Ashland will only trade "ex-distribution", or without the Arch Coal dividend under the ASH ticker symbol on the New York Stock Exchange.
         "We've been a founding majority shareholder of Arch Coal," said Paul W. Chellgren, Ashland Inc. chairman and chief executive officer. "When the distribution is completed in the coming days, we are confident that Arch Coal will continue to deliver an important source of energy for all Americans and deliver performance for its shareholders," he concluded.
         Ashland Inc. ( NYSE: ASH) provides basic industrial materials and services to customers throughout the world, with a primary focus on transportation- and construction-related markets. Consumer brands include Valvoline(R)motor oils, Eagle One(R)appearance products, Zerex(R)antifreeze, Pyroil(R)Performance Products

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and Valvoline SynPower(R) automotive chemicals.  In addition,  Ashland owns
38 percent of Marathon Ashland Petroleum LLC. Ashland's Internet address is http://www.ashland.com.

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